THE CHARLES SCHWAB FAMILY OF FUNDS

AMENDED AND RESTATED

MULTIPLE CLASS PLAN

This document amends and restates the MULTIPLE CLASS PLAN (the “Plan”) of THE CHARLES SCHWAB FAMILY OF FUNDS, a Massachusetts business trust (the “Trust”), first adopted on October 20, 1989, pursuant to Rule 18f-3(d) under the Investment Company Act of 1940, as amended (the “1940 Act”) and later amended and restated. The Plan is applicable to each of the Trust’s investment portfolios identified on Schedule A hereto (each a “Fund” and collectively the “Funds”), as such Schedule may be amended from time to time. This amended and restated plan is effective as of December 10, 2014.

WHEREAS, it is desirable to enable the Trust to have flexibility in meeting the investment and shareholder servicing needs of its current and future investors; and

WHEREAS, the Board of Trustees of the Trust (the “Board of Trustees”), including a majority of the Trustees who are not “interested persons” of the Trust, as such term is defined by the 1940 Act, mindful of the requirements imposed by Rule 18f-3(d) under the 1940 Act, has determined to adopt this Plan to enable the Funds to provide appropriate services to certain designated classes of shareholders of the Funds;

NOW, THEREFORE, the Trust designates the Plan as follows:

1. Designation of Classes. Each Fund listed on Schedule A shall offer its units of beneficial interest (“Shares”) in two or more classes as indicated on Schedule A (each, a “Class” and collectively, the “Classes”).

2. Shareholder Services and Sweep Administration Services Specific to Each Class. Sweep administration services providing for the automatic purchases and redemptions of Shares of the Funds shall be offered only with respect to Sweep Shares and Premier Sweep Shares, and not to the other Classes. Shareholder services providing for, among other things, account maintenance and customer liaison services shall be offered to shareholders of the Classes. With respect to fees paid by the various Classes for shareholder services and sweep administration services, Charles Schwab & Co., Inc. will provide services that are at least equal in nature and quality to those available from others offering comparable services. The costs and expenses attributable to performing sweep administration services and shareholder services to shareholders of each Class, as set forth on Schedule A hereto and in the Shareholder Servicing and Sweep Administration Plan dated July 1, 2009, as may be amended from time to time, shall be based upon the actual services rendered to shareholders of each Class.

3. Fees and Minimum Balance Requirements. For each Fund, the minimum initial investment and Fund balance requirements applicable to its various share Classes shall be equal or progressively higher (provided, however, these Fund balance requirements shall not be applicable to Sweep, Premier Sweep and Institutional Prime), in the following order: Sweep, Premier Sweep, Investment, Investor, Value Advantage/Purchased, Select, Institutional and Institutional Prime. The minimum balance requirements, and any minimum subsequent investment requirements, shall be as determined from time to time by Charles Schwab Investment Management, Inc. (“CSIM”), subject to ratification by the Board of Trustees and disclosed in the Trust’s registration statement.

4. Exchange Privilege and Conversion. Each Class of Shares of each Fund shall be exchangeable for shares of any series of the Trust or of Schwab Investments, and Schwab Capital Trust, including all classes of shares of such series, provided that the minimum investment, and any other requirements of the series or class for which the Shares are exchanged are satisfied. Shares of each Class shall be convertible into each other, either at the option of the Fund or the Shareholders, provided, that the Shareholder satisfies the requirements to invest in the Class into which such Shares of a Class are to be converted.

In the event a Shareholder no longer meets the eligibility requirements for investment in a Class of Shares, a Fund may convert the shareholder into a Class of Shares for which such Shareholder does meet the eligibility requirements. Any such conversion will be preceded by written notice to the Shareholder, and will occur at the respective net asset values of the Classes without imposition of any sales load, fee or other charge. If the Shareholder meets the eligibility requirements for more than one other Class of Shares, then such Shareholder’s shares will be converted into shares of the Class of Shares having the lowest total operating expenses for which such Shareholder meets the eligibility requirements.

If a Shareholder in any Class of shares no longer meets the eligibility requirements, a Fund may cash out the investor’s remaining account balance. Any such cash out will be preceded by written notice to the investor and will be subject to the Fund’s normal redemption fees, if any.

To the extent permitted by law and the extent permitted by the Trust’s Declaration of Trust, the Trust may combine the Classes of any Fund provided that such combination will occur at the respective net asset values of the Classes without imposition of any sales load, fee or other charge.

5. Allocation of Expenses. Each Class shall pay all of the expenses of its distribution and shareholder services arrangement (such arrangements for shareholder services or distribution, or both, shall be a different arrangement from other Classes). At the Board of Trustees’ discretion, each Class may pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Fund’s assets, if these expenses are actually incurred in a different amount by that Class, or if the Class receives services of a different kind or to a different degree than other Classes. All other expenses, including (i) advisory or custodial fees or other expenses related to the management of the Fund’s assets and (ii) costs of implementing this plan, shall be allocated to each Class on the basis of such Class’ relative net assets (settled shares). Expenses attributable to a particular Class shall be borne entirely by that Class. If, in the future, one or more new classes are added to a Fund, any cost of implementing this plan for such new classes shall be allocated to those classes of the Fund then in existence before the addition of the new class structure and shall not be charged to the new classes.

6. Voting. Shareholders of a Class of shares shall vote exclusively as a class on any matter relating solely to the arrangement of such Class as a class and on any matter in which the interests of that Class differ from the interests of another class. Each Share held entitles the Shareholder of record to one vote. Each Fund will vote separately on matters relating solely to that Fund. Each Class of a Fund shall have exclusive voting rights on any matter submitted to Shareholders that relates solely to that Class, and shall have separate voting rights on any matter submitted to Shareholders in which the interests of one class differ from the interest of any other class. However, all Fund Shareholders will have equal voting rights on matters that affect all Fund Shareholders equally.

7. Termination and Amendment. This Plan may be terminated or materially amended at any time by vote of a majority of the Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust, as such term is defined by the 1940 Act. Any non-material amendment of this Plan may be made by CSIM.

8. Trust. The names “The Charles Schwab Family of Funds” and “Board of Trustees” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of “The Charles Schwab Family of Funds” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series and/or class of Shares of the Trust must look solely to the assets of the Trust belonging to such series and/or class for the enforcement of any claims against the Trust.

THE CHARLES SCHWAB FAMILY OF FUNDS

By:	/s/ Marie Chandoha
Marie Chandoha
President and Chief
Executive Officer

Dated as of December 10, 2014